Etsy, Inc. Reports Third Quarter 2023 Results
Brooklyn, NY - November 1, 2023 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced results for its third quarter ended September 30, 2023.
“Etsy's consolidated results were in line with expectations for modest top line growth and very strong profitability," said Josh Silverman, Etsy, Inc. Chief Executive Officer. "While we are undoubtedly operating in a challenging environment for spending on consumer discretionary items, we believe that we are at least holding our share gains in our top categories. We are making great progress, through focused and impactful product launches and marketing programs, to highlight Etsy’s high quality merchandise, at great value, that is reliable and convenient, and believe that these efforts will enable us to build buyer consideration. We believe that our TAM is enormous, our market share remains small, our value-proposition is highly differentiated, and we are solving for something no one else is - Keeping Commerce Human.”
Third quarter 2023 performance highlights include:
•Consolidated GMS was $3.0 billion, up 1.2% year-over-year and largely flat on a currency-neutral basis. Headwinds to consolidated GMS included a still dynamic macroeconomic environment that impacted consumer discretionary product spending, as well as a small headwind from the mid-quarter divestiture of Elo7.
•Etsy marketplace GMS was $2.7 billion, up 1.0% year-over-year and down 0.3% on a currency-neutral basis.
◦Growth in active buyers accelerated again this quarter with a 4% year-over-year increase, setting a new all-time high of 92 million. United States active buyer trends returned to modestly positive year-over-year growth for the first time in seven quarters, and international active buyer growth remained strong. We reactivated 6 million buyers, up 19% from the prior year period, and acquired 6 million new buyers. Our retention of active buyers improved from the prior year and remains above pre-pandemic levels on a trailing twelve month basis.
◦While GMS per active buyer on a trailing twelve month basis for the Etsy marketplace declined 6% year-over-year to $127 in the third quarter, trends in this metric continued to show signs of stabilization on a sequential basis. Our number of habitual buyers was unchanged on a sequential basis at 7 million, an encouraging sign of continued stabilization in this metric due in part to strength in Germany, France, and several non-core Western European countries.
◦GMS ex-U.S. domestic for the Etsy marketplace was 47% of overall GMS, with GMS ex-U.S. domestic up 7% year-over-year as positive trends accelerated in the third quarter.
•Consolidated revenue was $636.3 million, up 7.0% versus the third quarter of 2022, with a take rate (i.e., consolidated revenue divided by consolidated GMS) of 20.9%. Solid revenue growth was primarily driven by growth in Etsy Ads, payments revenue and transaction fee revenue from Offsite Ads.
•Consolidated net income was $87.9 million, up $1.1 billion year-over-year, reflecting an impairment charge in the third quarter of the prior year of $1.0 billion in aggregate to the goodwill of Depop and our former subsidiary, Elo7. Consolidated net income margin (i.e., net income divided by revenue) was approximately 13.8% and diluted net income per share was $0.64.
•Consolidated non-GAAP Adjusted EBITDA was $182.2 million, with consolidated non-GAAP Adjusted EBITDA margin (i.e., consolidated non-GAAP Adjusted EBITDA divided by consolidated revenue) of approximately 28.6%.
•Etsy ended the third quarter with $1.1 billion in cash and cash equivalents and short- and long-term investments. Under Etsy’s stock repurchase program, during the third quarter of 2023, Etsy repurchased an aggregate of approximately $297 million, or 3,915,279 shares, of its common stock. These shares were purchased pursuant to a 10b5-1 plan or in open market purchases.

Third Quarter 2023 Financial Summary
(in thousands, except percentages; unaudited)

The financial results of Elo7 have been included in our consolidated financial results until August 10, 2023 (the date of sale). The unaudited GAAP and non-GAAP financial measures and key operating metrics we use are:

	Three Months Ended September 30,		% Growth (Decline) Y/Y		Nine Months Ended September 30,		% (Decline) Growth Y/Y
	2023	2022			2023	2022
GMS (1)	$3,039,930	$3,002,450	1.2%		$9,153,792	$9,284,614	(1.4)%
Revenue	$636,302	$594,469	7.0%		$1,906,055	$1,758,870	8.4%
Marketplace revenue	$460,922	$443,489	3.9%		$1,381,395	$1,310,729	5.4%
Services revenue	$175,380	$150,980	16.2%		$524,660	$448,141	17.1%
Gross profit	$447,475	$420,068	6.5%		$1,333,137	$1,240,053	7.5%
Operating expenses	$358,919	$1,374,848	(73.9)%		$1,168,754	$2,037,957	(42.7)%
Net income (loss)	$87,850	$(963,068)	109.1%		$224,302	$(803,836)	127.9%
Net income (loss) margin	13.8%	(162.0)%	17,580	bps	11.8%	(45.7)%	5,750	bps
Adjusted EBITDA (Non-GAAP)	$182,219	$167,761	8.6%		$518,797	$489,663	5.9%
Adjusted EBITDA margin (Non-GAAP)	28.6%	28.2%	40	bps	27.2%	27.8%	(60)	bps

Active sellers (2)	8,802	7,396	19.0%		8,802	7,396	19.0%
Active buyers (2)	97,343	94,149	3.4%		97,343	94,149	3.4%
Percent mobile GMS	68%	67%	100	bps	67%	66%	100	bps
Percent GMS ex-U.S. Domestic (1)	45%	43%	200	bps	45%	44%	100	bps
(1)Consolidated GMS for the three and nine months ended September 30, 2023 includes Etsy marketplace GMS of $2.7 billion and $8.0 billion, respectively. Percent GMS ex-U.S. domestic for the Etsy marketplace for both the three and nine months ended September 30, 2023 was 47%.
(2)Consolidated active sellers and active buyers includes Etsy marketplace active sellers and active buyers of 6.7 million and 91.6 million, respectively, as of September 30, 2023.
To provide consistency with our calculation of GMS, beginning in the first quarter of 2023, we have reported our mobile GMS, GMS ex-U.S. domestic, and Non-U.S. domestic GMS as a percentage of GMS net of refunds. We did not apply this change to prior periods as the impact was immaterial to such periods. For information about how we otherwise define our metrics, see our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.
“It’s encouraging to see many of our Etsy marketplace GMS metrics improve during the third quarter,” said Rachel Glaser, Chief Financial Officer. “Consolidated top line revenue growth of 7.0% was driven primarily by continued strength from Etsy Ads and payments. Even with significant investments in product and marketing, our consolidated adjusted EBITDA margin expanded on a year-over-year basis to 28.6%, our highest level since the fourth quarter of 2021.”

Third Quarter 2023 Operating Highlights

Etsy marketplace’s product roadmap remains aligned with our long-term ‘Right to Win’ strategy, which is focused on delivering best-in-class search and discovery, improving human connections between buyers and sellers, making Etsy a trusted brand, and highlighting our sellers’ unique items. Select third quarter 2023 product development, marketing, and other operational highlights are outlined below.
Product Highlights
Making Etsy More Curated and Organized
•We continued to invest in Search & Discovery to make Etsy more curated and organized. We made meaningful progress on elevating the best of Etsy in our Search results, with new initiatives to identify various tiers of the ‘visual appeal’ and quality of an item to inform Search results and aid conversion. We also tested a new GenAI enabled ‘Etsy Guided Search’ feature, as we develop ways to move search functionality from keywords to conversations. While early results of the pilot indicate that Guided Search provides highly creative, specific, and relevant suggestions, we’ll continue to study how buyers engage with these types of features and how conversion rate compares to classic search.

•We improved the buyer experience by enhancing our overall value messaging in a highly promotional retail environment. Several initiatives during the quarter positively impacted our conversion and average order value, including promotional events (flash sales, ’Best of Home’ at 40% off sale, 5-Star gifts under $30, among others), which increased visibility of our seller funded offers. We also added sale-ending signals to the listing page and highlighted abandoned cart coupons, which drove increases in conversion. We launched a new ‘Deals’ tab in our App, elevating personalized deals and providing additional visibility to our sellers with sales.
•We made progress creating category experiences and building brand association in Home & Living, Style, and Gifting purchase occasions. For example, we launched a new and improved ‘Gift Finder,’ now available in our App and featured more prominently on mobile web, that utilizes curated search, and we redesigned our Home & Living category landing pages. We now offer three Registries - Wedding, Baby, and Gift - to continue building experiences for specific purchase occasions. Early indications suggest our ‘Etsy has it’ campaigns, which emphasize Home & Living, Style, and Gifting, are beginning to drive brand association for these purchase occasions.
Making Shopping on Etsy More Reliable and Joyful
•We are focused on building trust with our sellers and buyers. Leaning into our reliability message, we’ll be marketing ‘On Time or Your Money Back’ in the United States this holiday season. We also incorporated reminders about purchasing shipping labels in seller communications, to help increase shipping label adoption, which is helpful for transparency to buyers.
•We continue to enforce our Etsy seller ‘House Rules’ which establish what can and cannot be sold on our marketplace. In the third quarter, we removed over 120% more listings for violations of our Handmade Policy than in the same period in 2022. We’re also focused on how often buyers are seeing merchandise that may break through our enforcement. In just a few months of work, we have cut these experiences nearly in half based on our constant sampling of the marketplace.
Helping Sellers Sustainably Expand their Business
•As part of our effort to help our sellers set sustainable pricing strategies, we began initial limited testing of a ‘Pricing Optimizer’ that provides real-time information on market prices for similar items, as well as a ‘Cost Recovery Insight’ feature, which helps sellers who are heavy users of sales and offers to more sustainably set their prices. We also published a new ‘Pricing Guide’ in our Seller Handbook, which provides practical tips and guidance on various factors to consider in setting a sustainable pricing strategy. Additionally, we expanded our ‘Make an Offer’ (“MAO”) feature to all United States sellers and began highlighting these items to buyers. To date, we have seen MAO positively impact our average order value.
•Etsy Ads remained an important driver of revenue growth. Building on the prior quarter’s integration of XWalk into Etsy Ads, we optimized our XWalk functionality to better value potential listing conversion and pricing into our ads ranking system. This enhancement drove a meaningful increase in revenue and GMS.
•We launched the Etsy Share & Save program, a new way for sellers to save on Etsy fees for sales they drive to their Etsy shop. As of the end of the third quarter, over 500,000 active sellers had adopted the program.
Marketing Highlights
•As part of our increased focus on value, we held an Etsy-funded 48-hour site-wide promotion in North America and Europe. This promotion drove meaningful GMS and delivered positive ROI. This ‘GET5’ promotion led to an increase in average order value as buyers spent more than the $25 minimum needed to achieve the discount. The North American sale was popular among existing loyal customers and also helped reactivate lapsed buyers, and our European sale drove increased GMS from new buyers.
•We remain focused on bringing buyers back to the platform faster and for more shopping missions. During the quarter, we leveraged our enhanced CRM capabilities to expand awareness of our promotional events through new email campaigns, which drove incremental GMS. We also added a new email that notifies buyers when a package is close and included a navigation bar to Etsy.com in emails that alerts buyers of a new seller message. Both initiatives drove incremental visits and repeat purchases.
•We continue to invest in building brand awareness. For example, we ran Etsy brand campaigns in the United States, United Kingdom, and Germany, and we tested TV advertising in Austria and Switzerland to compliment favorable growth trends we are seeing in these markets. Our Holiday Gift Guide press and influencer events, which took place in September and October in North America, the United Kingdom, France, and Germany, attracted well over 200 lifestyle journalists, exceeding our attendance goals and generating significant leads for earned media coverage heading into holiday season.
Impact Highlights

•We made progress on our Impact strategy, reflecting the positive effect we want to have on the world. As an outgrowth of our initiative to understand the impact of climate change on our sellers, we launched resource guidelines for small business owners to help makers prepare for and recover from natural disasters. These guidelines can be found in our Seller Handbook.

Subsidiary Marketplace Highlights

Reverb enhanced the buyer experience, expanding search filters in select categories, as well as adding new category filters and attributes to help buyers find the perfect piece of gear. Reverb made checkout easier and faster, which drove an increase in GMS. Reverb also continued to focus on deals and affordability, introducing new negotiation tools, providing greater guidance on pricing competitively, and increasing prominence of promotions and price drops to buyers.

Depop continued to focus on product development velocity during the quarter, while maintaining its overall win rate. Meaningful product wins included enhanced search relevance with new rankings and personalization features, as well as improved personalized recommendations. The ‘I got it on Depop’ campaign encouragingly delivered strong brand awareness. Depop also expanded its performance marketing feeds to additional listings, driving a solid increase in paid marketing contribution. Depop enabled a ‘buy now, pay later’ option in the United Kingdom and, in an effort to provide a streamlined and efficient experience for buyers and sellers, announced plans to fully transition to Depop Payments.

Financial Guidance and Outlook
GMS for Q4 2023 is currently estimated to decline in the low-single-digit range on a year-over-year basis. However, if trends worsen, that could become a mid-single-digit decline, and if trends improve GMS could be flat or even up slightly year-over-year.
We estimate Q4 2023 take rate to be approximately 20.8%, down slightly on a sequential basis due to normal seasonality. This can be used to estimate revenue range for the quarter.
Adjusted EBITDA margin for Q4 2023 is currently estimated to be between 26-27%.
Please note that our guidance assumes currency exchange rates remain unchanged at current levels.
With respect to our expectations under “Financial Guidance and Outlook” above, reconciliation of Adjusted EBITDA margin guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from Adjusted EBITDA; in particular, stock-based compensation expense, foreign exchange gain, acquisition and divestiture related expenses; and other non-recurring expenses can have unpredictable fluctuations based on unforeseen activity that is out of our control and/or cannot reasonably be predicted.
Regarding the company’s outlook, Mr. Silverman commented, “There's no doubt that this is an incredibly challenging environment for spending on consumer discretionary items. It's therefore important to acknowledge that this volatile macro climate will make it challenging for us to grow this quarter. While there are many things we can't control, there is still a lot we can — so we are obsessively focused on those. All of us at Etsy feel a great responsibility to deliver profitable growth — growth for our millions of sellers, for our shareholders, and all of our stakeholders. Our team is working passionately and with the highest level of urgency; and I'm more excited about the current roadmap and the progress we've made this year, than at any time in my tenure. We are confident we are working on areas that will positively impact Etsy in the months and years ahead. We are keeping our eye on the prize and look forward to getting back to strong growth again as we move through this cycle.”
Ms. Glaser added, “We are guiding to a consolidated adjusted EBITDA margin of 26-27%, with seasonally higher marketing spend and a more competitive advertising landscape being the primary drivers of the sequential decline. Core Etsy marketplace margin implied in our guidance approaches our previously provided long-term target of 30%, and consolidated EBITDA dollars are expected to be up sequentially. In fact, on a full year basis for the Etsy marketplace, we expect to finish the year just a bit shy of being a 'rule of 40' company, which many see as best-in-class performance.”

Webcast and Conference Call Information
Etsy will host a video webcast conference call to discuss these results at 5:00 p.m. Eastern Time today, which will be live-streamed via our Investor Relations website (investors.etsy.com) under the Events section. A copy of the earnings call presentation will also be posted to our website.
A replay of the video webcast will be available through the same link following the conference call starting at 8:00 p.m. Eastern Time this evening, for at least three months thereafter.
About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to “Keep Commerce Human,” and we’re committed to using the power of business and technology to strengthen communities and empower people. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy, Inc.’s “House of Brands” portfolio also includes fashion resale marketplace Depop, and musical instrument marketplace Reverb. Each Etsy, Inc. marketplace operates independently, while benefiting from shared expertise in product, marketing, technology, and customer support.
Etsy was founded in 2005 and is headquartered in Brooklyn, New York.
Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations and ESG Engagement
ir@etsy.com

Jessica Schmidt, Sr. Director, Investor Relations
ir@etsy.com
Media Relations Contact:
Kelly Clausen, Sr. Director, Communications and Strategic Partnership
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance for the fourth quarter of 2023 and underlying assumptions; our ability to build buyer consideration and gain a greater share of our total available market opportunity; the impact of our “Right to Win” strategy and our product development and marketing goals; our ability to get Etsy back to strong growth again as we move through this cycle; our investments to re-accelerate our top line and gain market share; our Etsy marketplace margin and consolidated EBITDA dollar targets; and our aspiration regarding ‘rule of 40’ performance. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “aim,” “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “goal,” “intend,” “may,” “outlook,” “plan,” “potential,” “target,” “will,” or similar expressions and derivative forms and/or the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) the level of demand for our services or products sold in our marketplaces and our ability to support our recent growth; (2) the importance to our success of the trustworthiness of our marketplaces and our ability to attract and retain active and engaged communities of buyers and sellers; (3) the fluctuation of our quarterly operating results; (4) our failure to meet our publicly announced guidance or other expectations; (5) if we or our third-party providers are unable to protect against technology vulnerabilities, service interruptions, security breaches, or other cyber incidents; (6) our dependence on continued and unimpeded access to third-party services, platforms, and infrastructure; (7) macroeconomic events that are outside of our control; (8) operational and compliance risks related to our payments systems; (9) our ability to recruit and retain employees; (10) our ability to compete effectively; (11) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers; (12) our ability to demonstrate progress against our environmental, social, and governance Impact strategy; (13) our efforts to expand internationally; (14) acquisitions that may prove unsuccessful or divert management attention; (15) regulation in the area of privacy and protection of user data; and (16) litigation and regulatory matters, including intellectual property claims. These and other risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of September 30, 2023	As of December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$741,958	$921,278
Short-term investments	234,930	250,413
Accounts receivable, net	19,410	27,888
Prepaid and other current assets	125,605	80,203
Funds receivable and seller accounts	221,958	233,961
Total current assets	1,343,861	1,513,743
Restricted cash	—	5,341
Property and equipment, net	245,806	249,744
Goodwill	137,461	137,724
Intangible assets, net	452,881	535,406
Deferred tax assets	146,380	121,506
Long-term investments	76,600	29,137
Other assets	46,208	42,360
Total assets	$2,449,197	$2,634,961
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$14,150	$28,757
Accrued expenses	271,973	331,234
Finance lease obligations—current	5,221	4,731
Funds payable and amounts due to sellers	221,958	233,961
Deferred revenue	14,984	14,008
Other current liabilities	20,531	19,064
Total current liabilities	548,817	631,755
Finance lease obligations—net of current portion	101,114	105,699
Deferred tax liabilities	25,496	44,735
Long-term debt, net	2,282,751	2,279,640
Other liabilities	113,547	120,406
Total liabilities	3,071,725	3,182,235
Total stockholders' deficit	(622,528)	(547,274)
Total liabilities and stockholders' deficit	$2,449,197	$2,634,961

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$636,302	$594,469	$1,906,055	$1,758,870
Cost of revenue	188,827	174,401	572,918	518,817
Gross profit	447,475	420,068	1,333,137	1,240,053
Operating expenses:
Marketing	160,936	147,242	498,120	465,590
Product development	113,932	108,040	351,844	299,611
General and administrative	84,051	74,544	250,699	227,734
Asset impairment charges	—	1,045,022	68,091	1,045,022
Total operating expenses	358,919	1,374,848	1,168,754	2,037,957
Income (loss) from operations	88,556	(954,780)	164,383	(797,904)
Other income, net	8,411	5,763	19,269	8,036
Income (loss) before income taxes	96,967	(949,017)	183,652	(789,868)
(Provision) benefit for income taxes	(9,117)	(14,051)	40,650	(13,968)
Net income (loss)	$87,850	$(963,068)	$224,302	$(803,836)
Net income (loss) per share attributable to common stockholders:
Basic	$0.72	$(7.62)	$1.82	$(6.33)
Diluted	$0.64	$(7.62)	$1.62	$(6.33)
Weighted-average common shares outstanding:
Basic	121,807,908	126,349,250	123,341,417	126,985,731
Diluted	138,890,567	126,349,250	141,046,041	126,985,731

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities
Net income (loss)	$224,302	$(803,836)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation expense	216,082	166,533
Depreciation and amortization expense	68,290	73,908
Provision for expected credit losses	14,390	7,621
Foreign exchange gain	(4,113)	(17,585)
Deferred benefit for income taxes	(45,255)	(25,955)
Loss on sale of business	2,630	—
Asset impairment charges	68,091	1,045,022
Other non-cash expense, net	327	6,519
Changes in operating assets and liabilities (net of impact of sale of business)	(134,336)	(60,365)
Net cash provided by operating activities	410,408	391,862
Cash flows from investing activities
Cash paid for intangible assets	(12)	(6,400)
Purchases of property and equipment	(7,740)	(8,351)
Development of internal-use software	(19,594)	(16,912)
Purchases of investments	(288,226)	(205,841)
Sales and maturities of investments	261,589	207,568
Net cash used in investing activities	(53,983)	(29,936)
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(58,008)	(48,018)
Repurchase of stock	(483,987)	(275,308)
Proceeds from exercise of stock options	8,448	8,212
Payment of debt issuance costs	(2,215)	(25)
Settlement of convertible senior notes	(90)	(33)
Payments on finance lease obligations	(4,723)	(4,755)
Other financing, net	(259)	(2,483)
Net cash used in financing activities	(540,834)	(322,410)
Effect of exchange rate changes on cash	(252)	(29,722)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(184,661)	9,794
Cash, cash equivalents, and restricted cash at beginning of period	926,619	785,537
Cash, cash equivalents, and restricted cash at end of period	$741,958	$795,331

Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS growth / (decline) for the periods presented below are as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact	As Reported	Currency-Neutral	FX Impact
September 30, 2023	1.2%	(0.1)%	1.3%	(1.4)%	(1.1)%	(0.3)%
September 30, 2022	(3.3)%	0.7%	(4.0)%	(0.1)%	2.7%	(2.8)%

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income (loss) adjusted to exclude: interest and other non-operating (income) expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange gain; acquisition and divestiture related expenses; asset impairment charges; and loss on sale of business. We also provide Adjusted EBITDA margin, a non-GAAP financial measure that presents Adjusted EBITDA divided by revenue. Below is a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA and Adjusted EBITDA margin because they are key measures used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platforms.
We believe that Adjusted EBITDA and Adjusted EBITDA margin can provide useful measures for period-to-period comparisons of our business as they remove the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;
•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not consider the impact of stock-based compensation expense;
•Adjusted EBITDA does not consider the impact of foreign exchange gain;
•Adjusted EBITDA does not reflect acquisition and divestiture related expenses;
•Adjusted EBITDA does not reflect asset impairment charges;
•Adjusted EBITDA does not reflect loss on sale of business; and
•other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including net income (loss), revenue, and our other GAAP results.

Reconciliation of Net Income (Loss) to Adjusted EBITDA and the Calculation of Adjusted EBITDA Margin
(in thousands, except percentages; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income (loss)	$87,850	$(963,068)	$224,302	$(803,836)
Excluding:
Interest and other non-operating (income) expense, net	(5,430)	230	(17,053)	6,077
Provision (benefit) for income taxes	9,117	14,051	(40,650)	13,968
Depreciation and amortization	22,172	24,127	68,290	73,908
Stock-based compensation expense (1)	70,118	52,905	216,082	166,533
Foreign exchange gain	(5,611)	(5,993)	(4,846)	(14,113)
Acquisition and divestiture related expenses	1,373	487	1,951	2,104
Asset impairment charges	—	1,045,022	68,091	1,045,022
Loss on sale of business	2,630	—	2,630	—
Adjusted EBITDA	$182,219	$167,761	$518,797	$489,663
Divided by:
Revenue	$636,302	$594,469	$1,906,055	$1,758,870
Adjusted EBITDA margin	28.6%	28.2%	27.2%	27.8%
(1)Stock-based compensation expense included in the Condensed Consolidated Statements of Operations for the periods presented below is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cost of revenue	$8,105	$6,089	$23,522	$16,545
Marketing	5,763	5,083	17,132	14,552
Product development	37,842	34,106	112,771	88,656
General and administrative	18,408	7,627	62,657	46,780
Stock-based compensation expense	$70,118	$52,905	$216,082	$166,533